Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (November 16, 2018) - TriLinc Global Impact Fund (“TriLinc”) announced today that it recently approved approximately $19.4 million in term loan and trade finance transactions, bringing total financing commitments as of October 31, 2018 to $426.1 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On October 15, 2018, TriLinc funded $19,000,000 as part of a new senior secured five year term loan to a fiber optics network provider in Colombia. Priced at a 9.00% cash coupon and 3.00% PIK, the transaction is set to mature on October 15, 2023 and is secured by assigned contracts, an asset pledge, and assigned shares, among others, with a collateral coverage ratio of 2.1x. The company manages one of the country’s nationwide fiber-optic networks, which was created to increase Colombia’s broadband access across 924 municipalities, with the potential of reaching 38 million people and 1.9 million businesses, including SMEs. TriLinc’s financing will support the company in monetizing the network through funding the subscriber acquisition cost capital expenditures and network capital expenditures which include last mile fiber, customer equipment and installation costs.

On October 16, 2018, TriLinc funded $426,580 as part of an existing senior secured trade finance facility originated by its sub-advisor, Barak Fund Management Ltd (“Barak”), to a South African electronics assembler. TriLinc’s total participation commitment amount to the borrower is $6,029,026. Priced at 12.00% the transaction is set to mature on February 14, 2019 and is secured by the stock delivered to the warehouse, with a collateral coverage ratio of 1.17x. The borrower anticipates that TriLinc’s financing will increase the supply of affordable and accessible mobile technology in the region. In addition, pursuant to the agreement between TriLinc and Barak, after November 5, 2018 up until November 30, 2018, TriLinc has the right to sell the participation back to Barak upon at least 10 business days’ notice at a price equal to 100% of outstanding principal plus accrued interest as of the date of sale.

“TriLinc’s recent investment activity demonstrates our commitment to diversifying our portfolio through supporting borrower companies operating within an array of industries,” said Gloria Nelund, CEO of TriLinc. “By extending financing to companies like the fiber optic network provider, TriLinc is helping strengthen internet infrastructure that supports access to information, job creation, and productivity and competitiveness across Colombia.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.